UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED - JUNE 29, 2007

WIRELESS AGE COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

NEVADA	001-31338	98-0336674
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

1075 Meyerside Dr., Unit 7
Mississauga, Ontario Canada L5T 1M3
(Address of principal executive offices)

(905) 564-6500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01:	Entry into a Material Definitive Agreement.

On June 29, 2007, Wireless Age Communications, Inc. (the “Company”), entered into a Settlement Agreement and Release (the “Settlement and Release”) with Newlook Industries Corp. (“Newlook”).

Newlook previously acquired from Barron Partners LP (“Barron”) certain securities of the Company, which Barron had acquired from the Company pursuant to a Preferred Stock Purchase Agreement dated August 3, 2006 (the “Barron Agreement”). The Barron Agreement securities transferred to Newlook included (i) 1,482,400 shares of the Company’s common stock, which currently convert into 8,385,800 common shares; (ii) 4,192,900 Series A Convertible Preferred Shares; (iii) Series A Warrants to purchase 5,000,000 common shares of the Company’s common stock at $0.125 per share; and (iv) Series B Warrants to purchase 5,000,000 common shares of the Company’s common stock at $0.25 per share.

Barron assigned to Newlook certain rights under the Barron Agreement. These rights included a covenant that in the event the Company failed to meet certain operating performance targets in the 2007 fiscal year, the conversion rate of the Series A Convertible Preferred Shares would be reduced from $0.07 per share to $0.035 per share (which effectively means that the preferred shares would convert into 16,771,600 common shares) and the exercise price of the Series A and Series B Warrants would be reduced from $0.125 to $0.0625 per share and from $0.25 to $0.125 per share, respectively. The Barron Agreement also included a covenant that the Company’s Board of Directors at all times must consist of a minimum of five (5) directors, with a majority of such directors being independent of the Company.

The Company’s management determined that (i) the 2007 operating performance targets as specified in the Barron Agreement were unlikely to be met; and (ii) since February 4, 2007 the Board of Directors has not consisted of a majority of independent directors. The Board of Directors of the Company made a determination that it would be in the best interests of the Company and its stockholders to negotiate a settlement and release from Newlook with respect to the conditions of the Barron Agreement and the terms and conditions of the Series A Convertible Preferred Shares, the Series A Warrants and Series B Warrants. On June 29, 2007, the Company and Newlook agreed to enter into the Settlement and Release, whereby the Company issued an aggregate of 26,638,267 shares of Company common stock to Newlook as a full and complete settlement for (i) all liquidated damages arising from defaults under the assigned Barron Agreement; (ii) the conversion of the Series A Convertible Preferred Shares; and (iii) the cashless exercise of all Series A and Series B Warrants held by Newlook. Pursuant to the terms of such settlement, the Company issued (i) 16,771,600 restricted shares of Company common stock in exchange for the conversion of the 4,192,900 Series A Convertible Preferred Shares; (ii) 6,666,667 restricted shares of Company common stock in exchange for the cashless exercise of (x) the Series A Warrants to purchase 5,000,000 shares of Company common stock and (y) the Series B Warrants to purchase 5,000,000 shares of Company common stock; and (iii) issued an additional 3,200,000 restricted shares of Company common stock in settlement of liquidated damages arising from breach of the covenants relating to composition of the Company’s Board of Directors.

In consideration for the issuances of restricted shares of Company common stock, the Company obtained complete and full releases from Newlook with respect to any and all obligations under the assigned Barron Agreement, the registration rights agreement entered into in connection with the Barron Agreement, the terms and conditions of the Series A Convertible Preferred Shares, the Series A Warrants and the Series B Warrants.

The Company did not make any cash payments in connection with the Settlement and Release nor did the Company receive any cash consideration from Newlook in such regard.

In addition, under the terms of the Settlement and Release, the Company agreed to appoint Jason Moretto, an officer and director of Newlook, to the Company’s Board of Directors. Mr. Moretto will serve until the next annual meeting of the Company’s shareholders.

Item 3.02:	Unregistered Sales of Equity Securities.

Pursuant to the Settlement and Release described in Item 1.01 above, on June 29, 2007 the Company issued an aggregate of 26,638,267 restricted shares of Company common stock to Newlook. Item 1.01 sets forth a description of the material aspects of the Settlement and Release, which disclosures are incorporated herein by reference thereto. The Company issued the restricted shares of Company common stock to Newlook in reliance upon the exemption from securities registration afforded by Section 4(2) of the U.S. Securities Act of 1933, as amended.

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2007 the Company’s Board of Directors appointed Mr. Jason Moretto as director, pursuant to the terms of the Settlement and Release the Company entered into with Newlook. Item 1.01 sets forth a description of the material aspects of the Settlement and Release, which disclosures are incorporated herein by reference thereto. Pursuant to the terms of the Settlement and Release, Mr. Moretto will serve without compensation until the next annual meeting of the Company’s shareholders. No determinations have been made as of this date report regarding the committees of the Company’s Board of Directors on which Mr. Moretto may serve.

Mr. Moretto is a director and officer of Newlook, which was a party to the Settlement Agreement and Release dated June 29, 2007. The Company issued Newlook 26,638,267 restricted shares of Company common stock as set forth in Item 1.01 above which is incorporated herein by reference thereto.

Item 8.01:	Other Events.

On July 5, 2007, the Company issued a press release, filed as Exhibit 99.1 hereto, announcing the Company’s entry into the Settlement and Release and the appointment of Jason Moretto to the Company’s Board of Directors.

Item 9.01:	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press Release dated July 5, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Wireless Age Communications, Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WIRELESS AGE COMMUNICATIONS, INC.

Dated: July 5, 2007	By:	/s/ Gary Hokkanen
Name: Gary Hokkanen Title: Chief Financial Officer